                                                                     Exhibit 4.3


                          PLEDGE AND SECURITY AGREEMENT

                          Dated as of February 4, 2003

                                      among

                                  WARNACO INC.,
                                  as a Grantor

                                       and

                               Each Other Grantor
                         From Time to Time Party Hereto

                                       and

                            WILMINGTON TRUST COMPANY
                              as Collateral Trustee

                                TABLE OF CONTENTS

                                                                                          Page
                                    Article I
                                  Defined Terms

Section 1.1    Definitions..................................................................2

                                   Article II
                           Grant of Security Interest

Section 2.1    Collateral...................................................................8

Section 2.2    Grant of Security Interest in Collateral.....................................9

Section 2.3    Cash Collateral Accounts.....................................................9

                                   Article III
                         Representations and Warranties

Section 3.1    Title; No Other Liens.......................................................10

Section 3.2    Perfection and Priority.....................................................10

Section 3.3    Jurisdiction of Organization; Chief Executive Office........................11

Section 3.4    Inventory and Equipment.....................................................11

Section 3.5    Pledged Collateral..........................................................11

Section 3.6    Deposit Accounts; Securities Accounts.......................................12

Section 3.7    Accounts....................................................................12

Section 3.8    Intellectual Property.......................................................12

Section 3.9    Commercial Tort Claims......................................................13

                                   Article IV
                                    Covenants

Section 4.1    Generally...................................................................13

Section 4.2    Maintenance of Perfected Security Interest; Further Documentation...........14

Section 4.3    Changes in Locations, Name, Etc.............................................14

Section 4.4    Pledged Collateral..........................................................15

Section 4.5    Delivery of Instruments and Chattel Paper...................................17

Section 4.6    Intellectual Property.......................................................17

Section 4.7    Cash Management; Deposit Accounts...........................................19

Section 4.8    Vehicles....................................................................20

Section 4.9    Payment of Obligations......................................................20

Section 4.10   Notice of Commercial Tort Claims............................................20

                                    Article V
                               Remedial Provisions

Section 5.1    Exercise of Remedies........................................................21

Section 5.2    Code and Other Remedies.....................................................21

                                TABLE OF CONTENTS
                                   (continued)

Section 5.3    Accounts and Payments in Respect of General Intangibles.....................22

Section 5.4    Pledged Collateral..........................................................23

Section 5.5    Proceeds to be Turned Over To Collateral Trustee............................24

Section 5.6    Registration Rights.........................................................24

Section 5.7    Deficiency..................................................................25

                                   Article VI
                             The Collateral Trustee

Section 6.1    Collateral Trustee's Appointment as Attorney-in-Fact........................25

Section 6.2    Duty of Collateral Trustee..................................................27

Section 6.3    Execution of Financing Statements...........................................27

Section 6.4    Authority of Collateral Trustee.............................................27

                                   Article VII
                                  Miscellaneous

Section 7.1    Amendments in Writing.......................................................28

Section 7.2    Notices.....................................................................28

Section 7.3    No Waiver by Course of Conduct; Cumulative Remedies.........................28

Section 7.4    Successors and Assigns......................................................28

Section 7.5    Counterparts................................................................28

Section 7.6    Severability................................................................29

Section 7.7    Section Headings............................................................29

Section 7.8    Entire Agreement............................................................29

Section 7.9    Governing Law...............................................................29

Section 7.10   Additional Grantors.........................................................29

Section 7.11   Release of Collateral.......................................................29

Section 7.12   Reinstatement...............................................................30

                                TABLE OF CONTENTS
                                   (continued)

                              ANNEXES AND SCHEDULES

Annex 1-A      Form of Blocked Account Letter
Annex 1-B      Form of Restricted Account Letter
Annex 2        Form of Control Account Agreement
Annex 3        Form of Pledge Amendment
Annex 4        Form of Joinder Agreement
Annex 5        Form of Short Form Copyright Security Agreement
Annex 6        Form of Short Form Patent Security Agreement
Annex 7        Form of Short Form Trademark Security Agreement

Schedule 1     Jurisdiction of Organization; Principal Executive Office
Schedule 2     Pledged Collateral
Schedule 3     Filings
Schedule 4     Location of Inventory and Equipment
Schedule 5     Intellectual Property
Schedule 6     Commercial Tort Claims
Schedule 7     Deposit Accounts and Securities Accounts

          PLEDGE AND SECURITY AGREEMENT, dated as of February 4, 2003, by WARNACO INC., a Delaware Corporation (the "Company") and each of the other entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 7.10 (Additional Grantors) (each a "Grantor" and, collectively, the "Grantors"), in favor of Wilmington Trust Company, as Collateral Trustee for the Secured Parties (as defined below) (in such capacity, the "Collateral Trustee").

                              W I T N E S S E T H:

          WHEREAS, on June 11, 2001, each of the Grantors filed a voluntary petition for relief (collectively, the "Cases") under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court");

          WHEREAS, on October 1, 2002, the Grantors filed a Plan of Reorganization (as amended and restated as of November 8, 2002, the "Plan of Reorganization") and related Disclosure Statement with the Bankruptcy Court in the Cases;

          WHEREAS, on the Effective Date (as defined in the Plan of Reorganization), the Grantors shall consummate the restructuring of their corporate and capital structures, on the terms provided in the Plan of Reorganization;

          WHEREAS, pursuant to the Plan of Reorganization, as a condition to the effectiveness of such Plan of Reorganization, the Company is required to issue the Second Lien Notes (as defined below) to the Holders (as defined in the Indenture referred to below) as partial repayment of such indebtedness of the Grantors to the Holders;

          WHEREAS, the Company, as issuer (in such capacity, the "Note Issuer"), The Warnaco Group, Inc., a Delaware corporation ("Group"), as parent guarantor, and The Bank of Nova Scotia and Citibank, N.A., as Debt Coordinators under the Prepetition Intercreditor Agreement (as defined below) have entered into that certain Note Distribution Agreement, dated as of February 4, 2003 (the "Note Distribution Agreement") and the Note Issuer, Group and each of the other Grantors, as subsidiary guarantors (together with Group, the "Guarantors"), and Wells Fargo Bank Minnesota, National Association, as the indenture trustee (the "Indenture Trustee") have entered into an Indenture, dated as of February 4, 2003 (as such Indenture may be amended, amended and restated, supplemented or otherwise modified pursuant to the terms hereof, the "Indenture") pursuant to which the Company will issue its Second Lien Notes due 2008 (the "Second Lien Notes") and the Guarantors will guarantee certain obligations of the parties with respect to the Second Lien Notes;

          WHEREAS, pursuant to the Plan of Reorganization, the Company has also entered into that certain Senior Secured Revolving Credit Agreement, dated as of February 4, 2003 (as the same may be amended, amended and restated, supplemented or otherwise modified, from time to time at the option of the parties thereto and any other agreements pursuant to which any indebtedness, commitments, obligations, costs, expenses, fees, reimbursements, indemnities or other obligations payable or owing thereunder may be refinanced, restructured, renewed, extended, increased, refunded or replaced as any such other agreements may from time to time at the option of the parties thereto, together with any other principal agreement evidencing Senior Lender Claims (as defined in the Intercreditor Agreement referred to below), be amended, amended and restated, supplemented, renewed or otherwise modified, being collectively referred to herein the "Senior Credit Agreement"), among the Company, Group, the lenders and issuers party thereto, Citicorp North America, Inc., as agent for the lenders and issuers party thereto (the

"Senior Agent"), and JPMorgan Chase Bank, as syndication agent for the lenders and issuers party thereto;

          WHEREAS, pursuant to the Intercreditor Agreement dated as of February 4, 2003 (the "Intercreditor Agreement"), among the Senior Agent, the Indenture Trustee, the Collateral Trustee and the Grantors, the Secured Parties (as defined in the Indenture) and the Senior Secured Parties (as defined in the Indenture) have agreed, among other things, to share the Shared Collateral (as defined in the Intercreditor Agreement) granted by the Grantors in favor of the Holders and payments in respect thereof in such manner that the Liens on the Shared Collateral (as defined below) created by this Agreement are subordinated and rank junior in priority to the Liens on the Senior Lender Collateral (as defined in the Intercreditor Agreement) which secure the Senior Lender Claims (as defined in the Intercreditor Agreement);

          WHEREAS, contemporaneous herewith, the Grantors have entered into that certain Pledge and Security Agreement, dated as of the date hereof, with the Senior Agent; and

          WHEREAS, a condition precedent to the issuance of the Second Lien Notes by the Note Issuer and acceptance of the Second Lien Notes by the initial Holders under the Note Distribution Agreement and the Indenture is that the Grantors shall have executed and delivered this Agreement to the Collateral Trustee;

          NOW, THEREFORE, in consideration of the premises and to induce the Indenture Trustee to enter into the Indenture and to induce the Holders to accept the Second Lien Notes issued on the Effective Date (as defined in the Indenture), each Grantor hereby agrees with the Collateral Trustee as follows:

                                    ARTICLE I

                                  DEFINED TERMS

          Section 1.1 Definitions

          (a) Unless otherwise defined herein, terms defined in the Indenture and used herein have the meanings given to them in the Indenture.

          (b) Terms used herein that are defined in the UCC have the meanings given to them in the UCC, including the following terms (which are capitalized herein):

          "Account Debtor"
          "Accounts"
          "Certificated Security"
          "Chattel Paper"
          "Commercial Tort Claim"
          "Commodity Account"
          "Deposit Account"
          "Documents"
          "Entitlement Holder"
          "Entitlement Order"
          "Equipment"
          "Financial Asset"

          "General Intangibles"
          "Instruments"
          "Inventory"
          "Investment Property"
          "Letter-of-Credit Right"
          "Proceeds"
          "Securities Account"
          "Securities Intermediary"
          "Security"
          "Security Entitlement"
          "Supporting Obligation"

          (c) The following terms shall have the following meanings:

          "Additional Pledged Collateral" means any Pledged Collateral acquired by any Grantor after the date hereof and on which a security interest is granted pursuant to Section 2.2 (Grant of Security Interest in Collateral), including, to the extent a security interest is granted thereon pursuant to Section 2.2 (Grant of Security Interest in Collateral), (i) all Stock and Stock Equivalents of any Person that are acquired by any Grantor after the date hereof, together with all certificates, instruments or other documents representing any of the foregoing and all Security Entitlements of any Grantor in respect of any of the foregoing, (ii) all additional indebtedness from time to time owed to any Grantor by any obligor on the Pledged Debt Instruments and the instruments evidencing such indebtedness and (iii) all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing. "Additional Pledged Collateral" may be General Intangibles (including Intellectual Property) or Investment Property.

          "Agreement" means this Pledge and Security Agreement.

          "Blocked Account Bank" means a financial institution with respect to which a Grantor has delivered to the Collateral Trustee an executed Blocked Account Letter.

          "Blocked Account Letter" means a letter agreement, substantially in the form of Annex I-A (Form of Blocked Account Letter) to this Agreement, or as otherwise acceptable to the Senior Agent or, after Discharge of Senior Lender Claims, the Collateral Trustee, executed by the relevant Grantor and the Senior Agent or, after the Discharge of Senior Lender Claims, the Collateral Trustee (or the benefits of which have been assigned to the Collateral Trustee, in accordance with the terms thereof).

          "Cash Collateral Account" means any Deposit Account or Securities Account that is (or was) (a) established by the Senior Agent or, after the Discharge of Senior Lender Claims, the Collateral Trustee (or the benefits of which have been assigned to the Collateral Trustee) from time to time to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Grantors or their Subsidiaries or Affiliates or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Senior Agent or, after the Discharge of Senior Lender Claims, the Collateral Trustee may determine in its sole discretion, (c) in the name of the Senior Agent or, after the Discharge of Senior Lender Claims, the Collateral Trustee (although such account may also have words referring to the Company and the account's purpose), (d) under the control of the Senior Agent or, after the Discharge of Senior Lender Claims, the Collateral Trustee and (e) in the case of a Securities Account, with respect to which the Senior Agent or, after the Discharge of Senior

Lender Claims, the Collateral Trustee shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto, except as otherwise provided in Section 2.3.

          "Collateral" has the meaning specified in Section 2.1 (Collateral).

          "Control Account Agreement" means a letter agreement, substantially in the form of Annex II (Form of Control Account Agreement) (with such changes as may be agreed to by the Senior Agent or, after the Discharge of Senior Lender Claims, the Collateral Trustee (or the benefits of which are assigned to the Collateral Trustee0), executed by the relevant Grantor, the Collateral Trustee and the relevant Approved Securities Intermediary (as defined in Annex 2 (Form of Control Account Agreement) hereto.

          "Copyright Licenses" means any agreement, whether written or oral, providing for the grant by or to any Grantor of any right under any Copyright, including the grant of any right to use, copy, publicly perform, display, create derivative works of, manufacture, distribute, exploit or sell materials derived from any Copyright.

          "Copyrights" means (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications for registration or recording in connection therewith, including all registrations, recordings and applications for registration or recording in the United States Copyright Office or in any foreign counterparts thereof, and (b) the right to obtain all renewals, reversions and extensions thereof.

          "Discharge of Senior Lender Claims" means the payment in full in cash of the principal of, premium, if any, and interest on all Senior Lender Claims (as defined in the Intercreditor Agreement) and, with respect to Hedging Obligations (as defined in the Intercreditor Agreement) or letters of credit outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Senior Credit Agreement, in each case after or concurrently with termination of all Commitments thereunder, and payment in full in cash of any other Senior Lender Claims that are due and payable at or prior to the time such principal and interest are paid.

          "Discharge of Noteholder Claims" means the payment in full in cash of the principal of, interest and premium, if any, on all Secured Obligations and payment in full in cash of any other Secured Obligations that are due and payable at or prior to the time such principal and interest are paid.

          "Excluded Equity" means, collectively, any Voting Stock of any direct Subsidiary of any Grantor, which Subsidiary is a Foreign Person, in excess of 65% of the total outstanding Voting Stock of such Subsidiary. For the purposes of this definition, "Voting Stock" means, as to any issuer, the issued and outstanding shares of each class of capital stock or other ownership interests of such issuer entitled to vote (within the meaning of Treasury Regulations 'SS' 1.956-2(c)(2)).

          "Excluded Property" means, collectively, (i) Excluded Equity, (ii) any permit, lease, license, contract or other agreement held by any Grantor that validly prohibits the creation by such Grantor of a Lien thereon, or any permit, lease, license contract or other agreement held by any Grantor to the extent that any Requirement of Law applicable thereto prohibits the creation of a Lien thereon, but only, in each case, to the extent, and for so long as, such prohibition is not removed, terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other Requirement of Law; and (iii) any Equipment owned by any Grantor that is subject to a purchase money Lien or a Capital Lease Obligation if the contract or other agreement in which such Lien is granted (or in the documentation providing for such Capital Lease Obligation) prohibits or requires the consent of any Person other than the Company and its Affiliates as a condition to the creation of any other Lien on such Equipment; provided, however, "Excluded Property" shall not include any Proceeds, substitutions or replacements of Excluded Property (unless such Proceeds, substitutions or replacements would constitute Excluded Property).

          "Foreign Person" means any Person not organized under the laws of any state of the United States of America or the District of Columbia.

          "Grantor" has the meaning specified in the recitals to this Agreement.

          "Hedging Obligations" means all obligations of any Person under any Hedging Contract.

          "Indenture Trustee" has the meaning specified in the recitals to this Agreement.

          "Intellectual Property" means, collectively, (a) all right, title and interest of any Grantor relating to intellectual or industrial property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, trade secrets, internet domain names, websites, advertising rights, rights in designs, including registrations thereof, and rights in data, and (b) all rights to income, royalties, proceeds and damages now or hereafter due and/or payable under and with respect thereto, including all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.

          "Intercompany Note" means any promissory note evidencing loans made by any Grantor or any of its Subsidiaries to any of its Subsidiaries or another Grantor.

          "Intercreditor Agreement" has the meaning specified in the recitals to this Agreement.

          "LLC" means each limited liability company in which a Grantor has an equity interest, including those set forth on Schedule 2 (Pledged Collateral).

          "LLC Agreement" means each operating agreement with respect to an LLC, as each agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified from time to time.

          "Material Intellectual Property" means Intellectual Property owned by or licensed to a Grantor and material to any Grantor's business.

          "Partnership" means each partnership in which a Grantor has an equity interest, including those set forth on Schedule 2 (Pledged Collateral).

          "Partnership Agreement" means each partnership agreement governing a Partnership, as each such agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified.

          "Patents" means (a) all patents of the United States or any other country or patent rights arising under multinational laws, (b) all applications for patents of the United States or any other country or patent rights arising under multinational laws and (c) all rights to obtain any reissues, extensions, divisions, continuations and continuations-in-part of the foregoing.

          "Patent License" means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, have manufactured, use, import, lease, sell or offer for sale any product, design or process covered in whole or in part by a Patent.

          "Pledged Certificated Stock" means all Certificated Securities and any other Stock and Stock Equivalent of a Person evidenced by a certificate, Instrument or other equivalent document, in each case owned by any Grantor, including all Stock listed on Schedule 2 (Pledged Collateral), but excluding Excluded Equity.

          "Pledged Collateral" means, collectively, the Pledged Stock, Pledged Debt Instruments, any other Investment Property of any Grantor (other than Pledged Stock, Pledged Debt Instruments and other Investment Property whose value, in the aggregate, does not exceed $500,000), all certificates or other instruments representing any of the foregoing and all Security Entitlements of any Grantor in respect of any of the foregoing. Pledged Collateral may be General Intangibles or Investment Property.

          "Pledged Debt Instruments" means all right, title and interest of any Grantor in Instruments evidencing any Indebtedness owed to such Grantor, including all Indebtedness described on Schedule 2 (Pledged Collateral), issued by the obligors named therein.

          "Pledged Stock" means all Pledged Certificated Stock and all Pledged Uncertificated Stock.

          "Pledged Uncertificated Stock" means any Stock or Stock Equivalent of any Person that is not a Pledged Certificated Stock (excluding Excluded Equity), including all right, title and interest of any Grantor as a limited or general partner in any Partnership or as a member of any LLC and all right, title and interest of any Grantor in, to and under any Partnership Agreement or LLC Agreement to which it is a party.

          "Prepetition Intercreditor Agreement" means the Intercreditor Agreement, dated as of October 6, 2000 (as amended to the date hereof), among the Parent, the Company, the other subsidiaries of the Parent party thereto, the Debt Coordinators, the other agents and financial institutions party thereto and State Street Bank and Trust Company, as collateral trustee.

          "Restricted Account" means a deposit account maintained by any Grantor with a Restricted Account Bank which account is the subject of an effective Restricted Account Letter, and includes all monies on deposit therein and all certificates and instruments, if any, representing or evidencing such Restricted Account.

          "Restricted Account Bank" means a financial institution with respect to which a Grantor has delivered an executed Restricted Account Letter.

          "Restricted Account Letter" means a letter agreement, substantially in the form of Annex I-B (Form of Restricted Account Letter), or as otherwise acceptable to the Senior Agent or, after the Discharge of Senior Lender Claims, the Collateral Trustee, executed by the relevant Grantor.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Secured Obligations" means the Obligations of the Loan Parties under the Loan Documents.

          "Senior Agent" has the meaning specified in the recitals to this Agreement.

          "Senior Security Agreement" shall mean the Senior Lender Security Agreement (as defined in the Intercreditor Agreement) and each other corresponding document or instrument pursuant to which a Lien over personal property is granted securing the Senior Lender Claims, as the same may be amended, renewed, extended, supplemented or modified from time to time.

          "Third Party Intellectual Property Rights" means any right, title or interest of any Person under patent, copyright, trademark or trade secret law or any other statutory provision or common law doctrine relating to intellectual property or proprietary rights.

          "Trademark License" means any agreement, whether written or oral, providing for the grant by or to any Grantor of any right under any Trademark.

          "Trademarks" means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, service marks, logos and other source or business identifiers, and, in each case, all goodwill associated therewith, whether now existing or hereafter adopted or acquired, all registrations and recordings thereof and all applications for registration or recording in connection therewith, in each case whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and all common-law rights related thereto, and
(b) the right to obtain all renewals thereof.

          "UCC" means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of any Secured Party's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" (as it applies to such security interest) shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

          "Vehicles" means all vehicles covered by a certificate of title law of any state.

          Certain Other Terms

          (d) In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

          (e) The terms "herein," "hereof," "hereto" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in this Agreement.

          (f) References herein to an Annex, Schedule, Article, Section, subsection or clause refer to the appropriate Annex or Schedule to, or Article, Section, subsection or clause in this Agreement.

          (g) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (h) Where the context requires, provisions relating to any Collateral, when used in relation to a Grantor, shall refer to such Grantor's Collateral or any relevant part thereof.

          (i) Any reference in this Agreement to a Loan Document shall include all appendices, exhibits and schedules thereto, and, unless specifically stated otherwise all amendments, restatements, supplements or other modifications thereto, and as the same may be in effect at any time such reference becomes operative.

          (j) The term "including" means "including without limitation" except when used in the computation of time periods.

          (k) The terms "Holder," "Collateral Trustee", and "Secured Party" include their respective successors.

          (l) References in this Agreement to any statute shall be to such statute as amended or modified and in effect from time to time.

                                   ARTICLE II

                           GRANT OF SECURITY INTEREST

          Section 2.1 Collateral

          For the purposes of this Agreement, all of the following property now owned or at any time hereafter acquired by a Grantor or in which a Grantor now has or at any time in the future may acquire any right, title or interests (other than, in each case, Excluded Property) is collectively referred to as the "Collateral":

          (a) all Accounts;

          (b) all Chattel Paper;

          (c) all Deposit Accounts;

          (d) all Documents;

          (e) all Equipment;

          (f) all General Intangibles;

          (g) all Instruments;

          (h) all Inventory;

          (i) all Investment Property;

          (j) all Letter-of-Credit Rights;

          (k) all Vehicles;

          (l) the Commercial Tort Claims described on Schedule 6 (Commercial Tort Claims) and on any supplement thereto received by the Collateral Trustee pursuant to Section 4.10 (Notice of Commercial Tort Claims);

          (m) all books and records pertaining to the other property described in this Section 2.1 ;

          (n) all other goods and personal property of such Grantor, whether tangible or intangible and wherever located; and

          (o) to the extent not otherwise included, all Proceeds;

          Section 2.2 Grant of Security Interest in Collateral

          Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Grantor, hereby mortgages, pledges and hypothecates to the Collateral Trustee for the benefit of the Secured Parties, and grants to the Collateral Trustee for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the Collateral of such Grantor; provided, however, that the foregoing grant of security interest shall not include a security interest in any Excluded Property; and provided, further, that, if and when any property shall cease to be Excluded Property, the Collateral Trustee for the benefit of the Secured Parties shall have, and at all times from and after the date hereof deemed to have had, a security interest in such property. The Lien granted pursuant to this Agreement and all rights and remedies of the Collateral Trustee and the Holders hereunder shall be subject in all respects to the terms and provisions of the Intercreditor Agreement. The Collateral Trustee acknowledges and agrees that the Lien granted to it hereunder is junior and subordinate to the Lien in the Collateral securing the Senior Lender Claims (as defined in the Intercreditor Agreement) granted pursuant to the Senior Lender Collateral Documents (as defined in the Intercreditor Agreement).

          Section 2.3 Cash Collateral Accounts

          Subject to the terms of the Intercreditor Agreement:

          (a) the Collateral Trustee may establish (or succeed to the benefits of) one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as are specified therein;

          (b) each Grantor agrees that each such Cash Collateral Account shall be under the control of the Collateral Trustee and that the Collateral Trustee shall be the Entitlement

Holder with respect to each such Cash Collateral Account that is a Securities Account and the only Person authorized to give Entitlement Orders with respect to each such Securities Account;

          (c) without limiting the foregoing, funds on deposit in any Cash Collateral Account may be invested (but the Collateral Trustee shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Collateral Trustee and, except during the continuance of an Event of Default, the Collateral Trustee agrees with each Grantor to issue Entitlement Orders for such investments in Cash Equivalents as requested by the Company; provided, however, that the Collateral Trustee shall not have any responsibility for, or bear any risk of loss of, any such requested investment or income thereon;

          (d) neither any Warnaco Entity nor any other Person claiming on behalf of or through any Warnaco Entity shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the Discharge of Noteholder Claims; and

          (e) the Collateral Trustee shall apply all funds on deposit in a Cash Collateral Account as provided in Section 506 (Application of Money Collected) of the Indenture.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          To induce the Indenture Trustee to enter into the Indenture, each Grantor hereby represents and warrants each of the following to the Secured
Parties:

          Section 3.1 Title; No Other Liens

          Except for the Liens granted to the Collateral Trustee pursuant to this Agreement and the other Liens permitted to exist on the Collateral under the Indenture, such Grantor is the record and beneficial owner of the Pledged Collateral pledged by it hereunder constituting Instruments or Certificated Securities, is the Entitlement Holder of all such Pledged Collateral constituting Investment Property held in a Securities Account and has rights in or the power to collaterally transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any Lien (other than Liens for taxes not yet due and payable).

          Section 3.2 Perfection and Priority

          The security interests granted pursuant to this Agreement shall constitute valid and continuing perfected security interests in favor of the Collateral Trustee in the Collateral for which perfection is governed by the UCC or filing with the United States Copyright Office or with the United States Patent and Trademark Office upon (i) the completion of the filings and other actions specified on Schedule 3 (Filings) (which, in the case of all filings and other documents referred to on such schedule, have been delivered to the Collateral Trustee in completed and duly executed form), (ii) the delivery to the Collateral Trustee (after the Discharge of Senior Lender Claims) of all Collateral consisting of Instruments and Certificated Securities, in each case properly endorsed for transfer to the Collateral Trustee or in blank, (iii) the execution of Control Account Agreements (or, if applicable, the assignment of the interests therein to the Collateral Trustee, in accordance with the terms thereof) with respect to Investment Property not in certificated form, (iv) the execution of a Blocked Account Letter (or, if applicable, the assignment of the interests therein to the Collateral Trustee, in accordance with the terms thereof) with respect to all Deposit Accounts of a Grantor as specified in Section 4.7(a)(i) hereto, (v) all appropriate filings having been made with the United States Copyright Office and (vi) the receipt by the Collateral Trustee of the consent of the issuer or nominated person with respect to each Letter-of-Credit Right that is not a Supporting Obligation. Such security interests shall be prior to all other Liens on the Collateral except (i) as specified in the Intercreditor Agreement, (ii) for Customary Permitted Liens having priority over the Collateral Trustee's Liens by operation of law or (iii) otherwise as permitted hereunder or under the Indenture.

          Section 3.3 Jurisdiction of Organization; Chief Executive Office

          On the Effective Date, such Grantor's jurisdiction of organization, legal name, organizational identification number, if any, and the location of such Grantor's chief executive office or sole place of business is specified on
Schedule 1 (Jurisdiction of Organization; Principal Executive Office) and such
Schedule 1 (Jurisdiction of Organization; Principal Executive Office) also lists all jurisdictions of incorporation, legal names and locations of such Grantor's chief executive office or sole place of business for the period beginning five years preceding the date hereof and ending on July 1, 2001.

          Section 3.4 Inventory and Equipment

          Schedule 4 (Location of Inventory and Equipment) sets forth each location at which such Grantor's Inventory and Equipment (other than mobile goods and Inventory or Equipment in transit) (i) is kept on the Effective Date and (ii) was kept as of October 1, 2000, and to the best of such Grantor's knowledge, in the period from February 1, 1998 to July 1, 2001, such Grantor did not keep Inventory or Equipment in any State within the United States of America other than a location set forth on Schedule 4 (Location of Inventory and Equipment).

          Section 3.5 Pledged Collateral

          (a) The Pledged Stock that constitutes Pledge Collateral pledged hereunder by such Grantor is listed on Schedule 2 (Pledged Collateral) and constitutes that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 2 (Pledged Collateral).

          (b) All of the Pledged Stock (other than Pledged Stock in limited liability companies and partnerships) that constitutes Pledged Collateral has been duly and validly issued and are fully paid and nonassessable.

          (c) All Pledged Collateral and, if applicable, any Additional Pledged Collateral, consisting of Certificated Securities or Instruments has been delivered to the Senior Agent in accordance with Section 4.4(a) (Pledged Collateral) of the Senior Security Agreement or, upon Discharge of Senior Lender Claims and subject to the terms of the Intercreditor Agreement, to the Collateral Trustee.

          (d) Subject to Section 4.7 (Cash Management; Deposit Accounts) of the Senior Security Agreement, all Pledged Collateral held by a Securities Intermediary in a Securities Account is in a Control Account.

          (e) Other than Pledged Stock constituting General Intangibles, there is no Pledged Collateral other than (i) that represented by Certificated Securities or (ii) Instruments in the possession of the Senior Agent or, subject to the terms of the Intercreditor Agreement, the

Collateral Trustee or that consisting of Financial Assets held in a Securities Account subject to a Control Account Agreement.

          (f) The Constituent Documents of any Person governing any Pledged Stock do not prohibit (i) the Collateral Trustee, upon the occurrence and during the continuance of an Event of Default, from exercising all of the rights of the Grantor granting the security interest therein, and (ii) a transferee or assignee of Stock of such Person from becoming a member, partner or, as the case may be, other holder of such Pledged Stock to the same extent as the Grantor entitled to participate in the management of such Person and, pursuant to the Constituent Documents of any Person governing any Pledged Stock, upon the transfer of the entire interest of such Grantor, such Grantor shall cease to be a member, partner or, as the case may be, other holder of such Pledged Stock.

          Section 3.6 Deposit Accounts; Securities Accounts

          The only Deposit Accounts, Securities Accounts or Commodity Accounts maintained by any Grantor on the Effective Date are those listed on Schedule 7 (Deposit Accounts and Securities Accounts), which sets forth such information separately for each Grantor and which clearly identifies each Deposit Account which is maintained as a concentration account by such Grantor.

          Section 3.7 Accounts

          No amount payable to such Grantor under or in connection with any Account is evidenced by any Instrument or Chattel Paper that has not been delivered to the Senior Agent, properly endorsed for transfer, to the extent delivery is required by Section 4.5 (Delivery of Instruments and Chattel Paper) of the Senior Security Agreement, or, subject to the terms of the Intercreditor Agreement, to the Collateral Trustee.

          Section 3.8 Intellectual Property

          (a) Schedule 5 (Intellectual Property) sets forth a true and complete list of all Intellectual Property of such Grantor on the date hereof (other than licenses to commercial off-the-shelf software), separately identifying (i) that owned by such Grantor and that licensed by or to such Grantor and (ii) sets forth a true and complete list of all Material Intellectual Property owned by or licensed to such Grantor on the date hereof (other than licenses to commercial off-the-shelf software), separately identifying that owned by such Grantor and that licensed by or to such Grantor. The Material Intellectual Property set forth on Schedule 5 (Intellectual Property) constitutes all of the material intellectual property rights necessary for the Grantors to conduct their business as currently and as proposed to be conducted.

          (b) On the date hereof, all Material Intellectual Property owned by such Grantor is valid, in full force and effect, subsisting, unexpired and enforceable, has not been adjudged invalid and has not been abandoned. To the knowledge of such Grantor, the business of such Grantor, and the use of the Material Intellectual Property in connection therewith, does not infringe, misappropriate, dilute or violate any Third Party Intellectual Property Rights. Such Grantor is not party to or the subject of any pending or, to such Grantor's knowledge, threatened claim of infringement, misappropriation, dilution or violation of any Third Party Intellectual Property Rights, and there are no facts or circumstances that such Grantor reasonably believes are likely to form the basis for any such claim, and such Grantor has not received written notice of any such claim, or a written offer of a license to any Third Party Intellectual Property Rights, or any written notice regarding the existence of any Third Party Intellectual Property Rights that would be likely to have a Material Adverse Effect on any Grantor or otherwise would impair any Material Intellectual Property.

          (c) Except as set forth in Schedule 5(c) (Intellectual Property), on the date hereof, none of the Material Intellectual Property owned by such Grantor is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

          (d) No holding, decision or judgment has been rendered by any Governmental Authority challenging such Grantor's rights in the Material Intellectual Property or that would limit or otherwise impair the ownership, use, validity or enforceability of any Material Intellectual Property.

          (e) No action or proceeding challenging such Grantor's rights in the Intellectual Property or the ownership, use, validity or enforceability of any Material Intellectual Property owned by such Grantor is on the date hereof pending or, to the knowledge of such Grantor, threatened. There are no claims, judgments or settlements to be paid by such Grantor relating to the Material Intellectual Property. To such Grantor's knowledge, no Person has been or is infringing, misappropriating, diluting or violating the Material Intellectual Property owned by such Grantor.

          (f) No Grantor is in material breach of any Copyright License, Patent License or Trademark License and no Grantor is in breach of any Material License. The consummation of the transactions contemplated by this Agreement shall not impair any of such Grantor's right in, cause a breach of, or impair the validity or enforceability of, any Material Intellectual Property.

          Section 3.9 Commercial Tort Claims

          The only Commercial Tort Claims (with a reasonable expectation of recovery of at least $500,000) of any Grantor existing on the Effective Date (regardless of whether the amount, defendant or other material facts can be determined and regardless of whether such Commercial Tort Claim has been asserted, threatened or has otherwise been made known to the obligee thereof or whether litigation has been commenced for such claims) are those listed on
Schedule 6 (Commercial Tort Claims), which sets forth such information separately for each Grantor.

                                   ARTICLE IV

                                    COVENANTS

          Each Grantor agrees with the Collateral Trustee to the following, as long as any Secured Obligation or Commitment remains outstanding and, in each case, unless the Required Holders otherwise consent in writing:

          Section 4.1 Generally

          Such Grantor shall (a) except for the security interest created by this Agreement, not create or suffer to exist any Lien upon or with respect to any Collateral, except Liens permitted under Section 1102 (Liens, Etc.) of the Indenture, (b) not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement, any other Loan Document, any Requirement of Law or any policy of insurance covering the Collateral, (c) not sell, transfer or assign (by operation of law or otherwise) any Collateral except as not prohibited by the terms of the Indenture, (d) not enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Trustee to sell, assign or transfer any Collateral except (i) in connection with the Senior Credit Agreement or any other Senior Lender Claims or (ii) in connection with an Asset Sale (x) that is permitted under Section 1104 (Asset Sales) of the Indenture or (y) that is pursuant to a contract which contains a condition precedent that consent under the Indenture be obtained.

          Section 4.2 Maintenance of Perfected Security Interest; Further Documentation

          (a) Such Grantor shall maintain the security interests created by this Agreement as perfected security interests having at least the priority described in Section 3.2 (Perfection and Priority) and shall defend such security interests against the claims and demands of all Persons.

          (b) Such Grantor shall furnish to the Collateral Trustee from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Trustee may reasonably request in writing, all in detail and in form and substance reasonably satisfactory to the Collateral Trustee.

          (c) Subject to the terms of the Intercreditor Agreement, at any time and from time to time, upon the written request of the Collateral Trustee, and at the sole expense of such Grantor, such Grantor shall promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further action as the Collateral Trustee may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statement under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and the execution and delivery of Blocked Account Letters or Restricted Account Letters and Control Account Agreements to the Senior Agent, and, upon Discharge of Senior Lender Claims, to the Collateral Trustee.

          Section 4.3 Changes in Locations, Name, Etc.

          (a) Except upon 30 or more days' prior written notice to the Collateral Trustee and delivery to the Collateral Trustee of (i) all additional executed financing statements and other documents reasonably requested by the Collateral Trustee to maintain the validity, perfection and priority of the security interests provided for herein and (ii) if applicable, a written supplement to Schedule 4 (Location of Inventory and Equipment) showing (A) any additional locations at which Inventory or Equipment shall be kept or (B) any changes in any location where Inventory or Equipment shall be kept that would require the Collateral Trustee to take any action to maintain perfected security interests in such Collateral, such Grantor shall not do any of the following:

          (i) permit any Inventory or Equipment to be kept at a location other than those listed on Schedule 4 (Location of Inventory and Equipment), except for Inventory or Equipment in transit;


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

          (ii) change its jurisdiction of organization from that referred to in
     Section 3.3 (Jurisdiction of Organization; Chief Executive Office); or

          (iii) change its name, identity or corporate structure to such an extent that any financing statement filed in connection with this Agreement would become misleading.

          (b) Such Grantor shall keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral.

          Section 4.4 Pledged Collateral

          (a) Subject to the Intercreditor Agreement:

          (i) following the Discharge of Senior Lender Claims, such Grantor shall deliver to the Collateral Trustee for the benefit of the Secured Parties, all certificates and Instruments representing or evidencing any Pledged Collateral (including Additional Pledged Collateral), whether now existing or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Grantor's endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Trustee, and at the time such certificates, Instruments and/or other documents are delivered to the Administrative Agent pursuant to the Senior Lender Collateral Documents(prior to the Discharge of Senior Lender Claims) or to the Collateral Trustee (following the Discharge of Senior Lender Claims) such Grantor shall also deliver to the Collateral Trustee, in respect of any Additional Pledged Collateral, a Pledge Amendment, duly executed by the Grantor, in substantially the form of Annex 3 (Form of Pledge Amendment), an acknowledgment and agreement to a Joinder Agreement duly executed by any new Grantor, in substantially the form in the form of Annex 4 (Form of Joinder Agreement), or such other documentation acceptable to the Collateral Trustee;

          (ii) such Grantor shall maintain all other Pledged Collateral constituting Investment Property in a Securities Account subject to a Control Account Agreement;

          (iii) following the Discharge of Senior Lender Claims, the Collateral Trustee shall have the right, at any time in its discretion and without notice to the Grantor, to transfer to or to register in its name or in the name of its nominees any Pledged Collateral; and

          (iv) following the Discharge of Senior Lender Claims, the Collateral Trustee shall have the right at any time to exchange any certificate or instrument representing or evidencing any Pledged Collateral for certificates or instruments of smaller or larger denominations.

     The Grantors authorize the Collateral Trustee to attach each Pledge Amendment to this Agreement.

          (b) Except as provided in Article V (Remedial Provisions), such Grantor shall be entitled to receive all cash dividends paid in respect of the Pledged Collateral (other than liquidating or distributing dividends). Upon Discharge of Senior Lender Claims and subject to the terms of the Intercreditor
Agreement:

          (i) any sums paid upon or in respect of any Pledged Collateral upon the liquidation or dissolution of any issuer of any Pledged Collateral, any distribution of capital made on or in respect of any Pledged Collateral or any property distributed upon or with respect to any Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any issuer of Pledged Collateral or pursuant to the reorganization thereof (except, in each case, to the extent resulting in cash being distributed to a Grantor) shall, unless otherwise subject to a perfected security interest in favor of the Collateral Trustee, be delivered to the Collateral Trustee, to be held by it hereunder as additional collateral security for the Secured Obligations; and

          (ii) if any sum of money or property so paid or distributed in respect of any Pledged Collateral shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Trustee, hold such money or property in trust for the Collateral Trustee, segregated from other funds of such Grantor, as additional security for the Secured Obligations.

          (c) Except as provided in Article V (Remedial Provisions), such Grantor shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Grantor that would impair the Collateral, be inconsistent with or result in any violation of any provision of the Indenture, this Agreement, the Intercreditor Agreement, any other Loan Document or, without prior notice to the Collateral Trustee, enable or permit any issuer of Pledged Collateral to issue any Stock or other equity Securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Stock or other equity Securities of any nature of any issuer of Pledged Collateral.

          (d) Subject to the terms of the Intercreditor Agreement, such Grantor shall not grant control over any Investment Property to any Person other than the Collateral Trustee and the Senior Agent.

          (e) Subject to the terms of the Intercreditor Agreement:

          (i) in the case of each Grantor that is an issuer of Pledged Collateral, such Grantor agrees to be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and shall comply with such terms insofar as such terms are applicable to it;

          (ii) in the case of any Grantor that is a holder of any Stock or Stock Equivalent in any Person that is an issuer of Pledged Collateral, such Grantor consents to (A) the exercise of the rights granted to the Collateral Trustee hereunder (including those described in Section 5.4 (Pledged Collateral)), and (B) the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Stock in such Person and to the transfer of such Pledged Stock to the Collateral Trustee or its nominee and to the substitution of the Collateral Trustee or its nominee as a holder of such Pledged Stock with all the rights, powers and duties of other holders of Pledged Stock of the same class and, if the Grantor having pledged such Pledged Stock hereunder had any right, power or duty at the time of such pledge or at the time of such substitution beyond that of such other holders, with all such additional rights, powers and duties; and

          (iii) such Grantor agrees to execute and deliver to the Collateral Trustee such certificates, agreements and other documents as may be necessary to evidence, formalize or otherwise give effect to the consents given in this clause (e).

          (f) Such Grantor shall not, and shall not permit any of its Subsidiaries (to the extent the Stock of such Subsidiary constitutes Collateral), without the consent of the Collateral Trustee, agree to any amendment of any Constituent Document that in any way adversely affects the perfection of the security interest of the Collateral Trustee in the Pledged Collateral pledged by such Grantor hereunder, including any amendment electing to treat any membership interest or partnership interest that is part of the Pledged Collateral as a security under Section 8-103 of the UCC, or any election to turn any previously uncertificated Stock that is part of the Pledged Collateral into certificated Stock.

          Section 4.5 Delivery of Instruments and Chattel Paper

          If any amount in excess of $100,000 payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by an Instrument or Chattel Paper, such Grantor shall, subject to the terms of the Intercreditor Agreement, promptly deliver such Instrument or Chattel Paper to the Collateral Trustee, duly indorsed in a manner satisfactory to the Collateral Trustee, or, if consented to by the Collateral Trustee, shall mark all such Instruments and Chattel Paper with the following legend: "This writing and the obligations evidenced or secured hereby are subject to the security interest of Wilmington Trust Company, as Collateral Trustee for the benefit of the Secured Parties".

          Section 4.6 Intellectual Property

          (a) Subject to the terms of the Intercreditor Agreement, such Grantor (either itself or through licensees) shall (and shall cause all licensees or sublicensees thereof to) (i) continue to use each Trademark that is Material Intellectual Property in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) execute and file all documents necessary to perfect a security interest pursuant to this Agreement in favor of the Collateral Trustee promptly upon adopting or using any mark that is confusingly similar or a colorable imitation of such Trademark and
(v) not do any act or knowingly omit to do any act (and not permit or direct by express act or omission any licensee or sublicensee thereof to do any act) whereby such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way; provided, however, that
(i)-(iii) and (v) above shall be subject to the good faith exercise by such Grantor of its reasonable business judgment consistent with past practices.

          (b) Such Grantor shall not (and shall not permit or direct by express act or omission any licensee or sublicensee thereof to) do any act, or omit to do any act, whereby any Patent that is Material Intellectual Property may become forfeited, abandoned or dedicated to the public.

          (c) Such Grantor (i) shall not (and shall not permit or direct by express act or omission any licensee or sublicensee thereof to) do any act or omit to do any act whereby any portion of the Copyrights that is Material Intellectual Property may become invalidated or otherwise impaired and (ii) shall not (and shall not permit or direct by express act or omission any licensee or sublicensee thereof to) do any act whereby any portion of the Copyrights that is Material Intellectual Property may fall into the public domain.

          (d) Such Grantor shall not knowingly (and shall not permit or direct by express act or omission any licensee or sublicensee thereof to) do any act, or knowingly omit to do any act, whereby any trade secret that is Material Intellectual Property may become publicly available or otherwise unprotectable.

          (e) Such Grantor shall not (and shall not permit or direct by express act or omission any licensee or sublicensee thereof to) do any act that knowingly infringes, misappropriates, dilutes or violates any Third Party Intellectual Property Rights.

          (f) Such Grantor shall notify the Collateral Trustee immediately if it knows, or has reason to know, that any application for registration or recording, registration or recording relating to any Material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor's ownership of, right to use, interest in, or the validity or enforceability of, any Material Intellectual Property or such Grantor's right to register the same or to own and maintain the same.

          (g) As set forth below, whenever such Grantor, either by itself or through its counsel or any agent or designee, shall file an application for the registration or recording of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within or outside the United States or register any Internet domain name, such Grantor shall report such filing to the Collateral Trustee within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Collateral Trustee, such Grantor shall execute and deliver, and have recorded, all agreements, instruments, documents and papers as the Collateral Trustee may request to evidence the Collateral Trustee's security interest in any such Copyright, Patent, Trademark or Internet domain name and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

          (h) Subject to the terms of the Intercreditor Agreement, such Grantor shall take all reasonable actions that are (i) necessary (subject to the good faith exercise by such Grantor of its reasonable business judgment consistent with past practices) or (ii) requested by the Collateral Trustee, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency and any Internet domain name registrar, to maintain and pursue each application for registration or recording (and to obtain the relevant registration or recording) and to maintain each registration and recording of any Copyright, Trademark, Patent or Internet domain name that is Material Intellectual Property, including filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition and interference and cancellation proceedings.

          (i) In the event that any Material Intellectual Property is infringed, misappropriated, diluted or violated by a third party, such Grantor shall notify the Collateral Trustee promptly after such Grantor learns thereof. Such Grantor shall take appropriate action in response to any infringement, misappropriation, dilution or violation of the Material Intellectual Property, including promptly bringing suit for infringement, misappropriation, dilution or violation and to recover all damages for such infringement, misappropriation, dilution or violation, and shall take such other actions may be appropriate under the circumstances to protect such Intellectual Property; provided, however, that the foregoing shall be subject to the good faith exercise by such Grantor of its reasonable business judgment consistent with past practices.

          (j) Unless otherwise agreed to by the Collateral Trustee such Grantor shall execute and deliver to the Collateral Trustee for filing in (i) the United States Copyright Office a short-form copyright security agreement in the form attached hereto as Annex 5 (Form of Short Form Copyright Security Agreement) for all Copyrights of such Grantor, (ii) in the United States Patent and Trademark Office a short-form patent security agreement in the form attached hereto as Annex 6 (Form of Short Form Patent Security Agreement ) for all Patents of such Grantor, (iii) the United States Patent and Trademark Office and with the appropriate department or division of all appropriate States of the United States a short-form trademark security agreement in form attached hereto as Annex 7 (Form of Short Form Trademark Security Agreement) for all Trademarks of such Grantor and (iv) subject to the terms of the Intercreditor Agreement, with the appropriate Internet domain name registrar, a duly executed form of assignment of all Internet domain names of such Grantor to the Collateral Trustee (together with appropriate supporting documentation as may be requested by the Collateral Trustee) in form and substance reasonably acceptable to the Collateral Trustee. In the case of clause (iv) above, following Discharge of Senior Lender Claims and subject to the terms of the Intercreditor Agreement, such Grantor hereby authorizes the Collateral Trustee to file such assignment in such Grantor's name and to otherwise perform in the name of such Grantor all other necessary actions to complete such assignment, and each Grantor agrees to perform all appropriate actions deemed necessary by the Collateral Trustee for the Collateral Trustee to ensure such Internet domain name is registered in the name of the Collateral Trustee.

          Section 4.7 Cash Management; Deposit Accounts

          (a) On the Effective Date (or such later date as agreed by the Senior Agent), each Grantor shall cause to be delivered (i) to the Senior Agent, a duly executed and effective Blocked Account Letter for each existing Deposit Account identified as a concentration account on Schedule 7 (Deposit Accounts and Securities Accounts) maintained by any Grantor and (ii) to each Restricted Account Bank (with a copy to the Collateral Trustee), a Restricted Account Letter for each other Deposit Account (subject only to clause (b) below) duly executed by the appropriate Grantor to each such Deposit Account.

          (b) Unless consented to by the Senior Agent (or, after Discharge of Senior Lender Claims and subject to the terms of the Intercreditor Agreement, the Collateral Trustee), each Grantor shall (i) deposit in a Blocked Account or Restricted Account all cash and all Proceeds received by such Grantor and (ii) not establish or maintain any Deposit Account with any financial or other institution other than a Blocked Account Bank, a Restricted Account Bank a Lender (as defined in the Senior Credit Agreement) or an Affiliate of a Lender; provided, however, that the Warnaco Entities may at any time maintain the following accounts not subject to this Section 4.8(b) (i) Deposit Accounts or Securities Accounts (or their foreign equivalents) located outside of the United States with cash or Cash Equivalents not in excess of an aggregate amount of $30,000,000 (or such other amount as is consented to by the Senior Agent), (ii) Deposit Accounts or Securities Accounts located in the United States with cash or Cash Equivalents not in excess of an aggregate amount of $10,000,000 (or such other amount as is consented to by the Senior Agent or, after the Discharge of Senior Lender Claims, the Collateral Trustee) and (iii) payroll, withholding tax and other fiduciary accounts as required for operations in the ordinary course of business.


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

          (c) Each Grantor shall instruct each Account Debtor or other Person obligated to make a payment to such Grantor to make payment, or to continue to make payment, as the case may be, to a lock-box linked to a Blocked Account or a Restricted Account, as the case may be, and each Grantor shall deposit in a Blocked Account or a Restricted Account all Proceeds received by such Grantor from any other Person immediately upon receipt.

          (d) At any time after the Discharge of Senior Lender Claims, in the event that (i) any Grantor or a Blocked Account Bank or Restricted Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of a Blocked Account or Restricted Account, as the case may be, for any reason or (ii) the Collateral Trustee shall demand termination of a Blocked Account Letter or a Restricted Account Letter as a result of the failure of a Blocked Account Bank or Restricted Account Bank, as the case may be, to comply with the terms of the applicable letter agreement or (iii) the Collateral Trustee determines in its sole discretion that the financial condition of a Blocked Account Bank or Restricted Account Bank has materially deteriorated, then, in each case, Group shall, or shall cause the applicable Grantor to, notify all of its Account Debtors that were making payments to such terminated Blocked Account Bank or Restricted Account Bank to make all future payments to such other Blocked Account Bank or Restricted Account Bank, as specified by the Collateral Trustee.

          Section 4.8 Vehicles

          At any time after the Discharge of Senior Lender Claims and subject to the terms of the Intercreditor Agreement, upon the request of the Collateral Trustee, within 30 days after the date of such request and, with respect to any Vehicle acquired by such Grantor subsequent to the date of any such request, within 30 days after the date of acquisition thereof, such Grantor shall file all applications for certificates of title or ownership indicating the Collateral Trustee's first priority security interest in the Vehicle covered by such certificate and any other necessary documentation, in each office in each jurisdiction that the Collateral Trustee shall deem advisable to perfect its security interests in the Vehicles; provided, however, that the aggregate value of all Vehicles excepted from the application of this Section 4.9 shall not exceed $1,000,000.

          Section 4.9 Payment of Obligations

          Such Grantor shall pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

          Section 4.10 Notice of Commercial Tort Claims

          Such Grantor agrees that, if it shall acquire any interest in any Commercial Tort Claim with a reasonable expectation of recovery of at least $500,000 (whether from another Person or because such Commercial Tort Claim shall have come into existence), (i) such Grantor shall, promptly after such acquisition, deliver to the Collateral Trustee a supplement to Schedule 6 (Commercial Tort Claims) containing a specific description of such Commercial Tort Claim and (ii) the provision of Section 2.1 (Collateral) shall apply to such Commercial Tort Claim. Any supplement to Schedule 6 (Commercial Tort Claims) delivered pursuant to this
Section 4.10 (Notice of Commercial Tort Claims) shall, after the receipt thereof by the Collateral Trustee, become part of Schedule 6 (Commercial Tort Claims) for all purposes hereunder other than in respect of representations and warranties made prior to the date of such receipt.

                                   ARTICLE V

                               REMEDIAL PROVISIONS

          Section 5.1 Exercise of Remedies Subject to Intercreditor Agreement.

          Notwithstanding any other provision of this Agreement, any exercise of remedies by the Collateral Trustee pursuant to this Agreement and each provision in this Article V shall be subject to the terms of the Intercreditor Agreement, for as long as it shall remain in effect.

          Section 5.2 Code and Other Remedies

          Subject to the Intercreditor Agreement, during the continuance of an Event of Default, the Collateral Trustee may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, subject to the Intercreditor Agreement, the Collateral Trustee, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon any Collateral, and may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver any Collateral (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of the Collateral Trustee or any Holder or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Trustee shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Trustee's request, subject to the Intercreditor Agreement, to assemble the Collateral and make it available to the Collateral Trustee at places that the Collateral Trustee shall reasonably select, whether at such Grantor's premises or elsewhere. The Collateral Trustee shall apply the net proceeds of any action taken by it pursuant to this Section 5.2, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or in any way relating to the Collateral or the rights of the Collateral Trustee and any other Secured Party hereunder, including reasonable attorneys' fees and disbursements to the payment in whole or in part of the Secured Obligations, in such order as the Indenture shall prescribe and only after such application and after the payment by the Collateral Trustee of any other amount required by any provision of law, need the Collateral Trustee, as the case may be, account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Trustee, or any other Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

          Section 5.3 Accounts and Payments in Respect of General Intangibles

          (a) In addition to, and not in substitution for, any similar requirement in the Indenture, subject to the Intercreditor Agreement, if required by the Collateral Trustee at any time during the continuance of an Event of Default, any payment of Accounts or payment in respect of General Intangibles, when collected by any Grantor, shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Trustee, in a Blocked Account or a Cash Collateral Account, subject to withdrawal by the Collateral Trustee as provided in Section 5.5 (Proceeds to be Turned Over To Collateral Trustee). Until so turned over, subject to the Intercreditor Agreement, such payment shall be held by such Grantor in trust for the Collateral Trustee, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts and payments in respect of General Intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

          (b) Subject to the Intercreditor Agreement, at the Collateral Trustee's request, during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Trustee all original and other documents evidencing, and relating to, the agreements and transactions that gave rise to the Accounts or payments in respect of General Intangibles, including all original orders, invoices and shipping receipts.

          (c) Subject to the Intercreditor Agreement, the Collateral Trustee may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of a Grantor to collect its Accounts or amounts due under General Intangibles or any thereof.

          (d) Subject to the Intercreditor Agreement, the Collateral Trustee in its own name or in the name of others may at any time during the continuance of an Event of Default communicate with Account Debtors to verify with them to the Collateral Trustee's satisfaction the existence, amount and terms of any Account or amounts due under any General Intangible.

          (e) Subject to the Intercreditor Agreement, upon the request of the Collateral Trustee at any time during the continuance of an Event of Default, each Grantor shall notify Account Debtors that it has granted to the Collateral Trustee a lien on and security interest in, all of its right, title and interest in, to and under the Accounts or General Intangibles and that payments in respect thereof shall be made directly to the Collateral Trustee. In addition, subject to the Intercreditor Agreement, the Collateral Trustee may at any time during the continuance of an Event of Default, to the extent permitted by applicable law, enforce such Grantor's rights against such Account Debtors and obligors of General Intangibles.

          (f) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts and payments in respect of General Intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Trustee, nor any other Secured Party shall have any obligation or liability under any agreement giving rise to an Account or a payment in respect of a General Intangible by reason of or arising out of this Agreement or the receipt by the Collateral Trustee nor any other Secured Party of any payment relating thereto, nor shall the Collateral Trustee, nor any other Secured


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

Party be obligated in any manner to perform any obligation of any Grantor under or pursuant to any agreement giving rise to an Account or a payment in respect of a General Intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

          Section 5.4 Pledged Collateral

          (a) Subject to the Intercreditor Agreement, during the continuance of an Event of Default, upon notice by the Collateral Trustee to the relevant Grantor or Grantors, (i) the Collateral Trustee shall have the right to receive any Proceeds of the Pledged Collateral and make application thereof to the Obligations in the order set forth in the Indenture and the Intercreditor Agreement and (ii) the Collateral Trustee or its nominee may exercise (A) any voting, consent, corporate and other right pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any issuer of Pledged Stock, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Trustee may determine), all without liability except to account for property actually received by it; provided, however, that the Collateral Trustee shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

          (b) In order to permit the Collateral Trustee to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, subject to the Intercreditor Agreement, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Trustee all such proxies, dividend payment orders and other instruments as the Collateral Trustee may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Grantor hereby grants to the Collateral Trustee an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon Discharge of Noteholder Claims.

          (c) Each Grantor hereby expressly authorizes and instructs each issuer of any Pledged Collateral pledged hereunder by such Grantor to (i) comply with any instruction received by it from the Collateral Trustee in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement and the Intercreditor Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that such issuer shall be fully protected in so complying and
(ii) unless otherwise expressly permitted hereby or unless prohibited by the Intercreditor Agreement, pay


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

any dividend or other payment with respect to the Pledged Collateral directly to the Collateral Trustee.

          Section 5.5 Proceeds to be Turned Over To Collateral Trustee

          Unless otherwise expressly provided herein or in the Indenture, and subject to the Intercreditor Agreement, all Proceeds received by the Collateral Trustee hereunder in cash or Cash Equivalents shall be held by the Collateral Trustee in a Cash Collateral Account and shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied as provided in the Indenture.

          Section 5.6 Registration Rights

          (a) Subject to the Intercreditor Agreement, during the continuance of an Event of Default, if the Collateral Trustee shall determine to exercise its right to sell any the Pledged Collateral pursuant to Section 5.2 (Exercise of Remedies), and if in the opinion of the Collateral Trustee it is necessary or advisable to have the Pledged Collateral, or any portion thereof to be registered under the provisions of the Securities Act, the relevant Grantor shall use its reasonable efforts to cause the issuer thereof to (i) execute and deliver, and cause the directors and officers of such issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Collateral Trustee, necessary or advisable to register the Pledged Collateral, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Collateral, or that portion thereof to be sold and (iii) make all amendments thereto or to the related prospectus that, in the opinion of the Collateral Trustee, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such issuer to comply with the provisions of the securities or "Blue Sky" laws of any jurisdiction that the Collateral Trustee shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) satisfying the provisions of Section 11(a) of the Securities Act.

          (b) Each Grantor recognizes that the Collateral Trustee may be unable to effect a public sale of any Pledged Collateral by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise or may determine that a public sale is impracticable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Trustee shall be under no obligation to delay a sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such issuer would agree to do so.

          (c) Subject to the Intercreditor Agreement, during the continuance of an Event of Default, each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Collateral pursuant to this Section 5.6 valid and binding and in compliance with all other


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

applicable Requirements of Law. Each Grantor further agrees that a breach of any covenant contained in this Section 5.6 will cause irreparable injury to the Collateral Trustee and the other Secured Parties, that the Collateral Trustee, and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this
Section 5.6 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Indenture.

          Section 5.7 Deficiency

          Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorney employed by the Collateral Trustee, or any other Secured Party, to collect such deficiency.

                                   Article VI

                             THE COLLATERAL TRUSTEE

          Section 6.1 Collateral Trustee's Appointment as Attorney-in-Fact

          (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Trustee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to, in each case subject to the terms of the Intercreditor Agreement, take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Trustee the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any of the following, in each case subject to the terms of the Intercreditor Agreement:

          (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due under any Account or General Intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Trustee for the purpose of collecting any such moneys due under any Account or General Intangible or with respect to any other Collateral whenever payable;

          (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any agreement, instrument, document or paper as the Collateral Trustee may request to evidence the Collateral Trustee's security interests in such Intellectual Property and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby;

          (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repair or pay any insurance called for by the terms of this Agreement (including all or any part of the premiums therefor and the costs thereof);

          (iv) execute, in connection with any sale provided for in Section 5.2 (Code and Other Remedies) or 5.6 (Registration Rights), any endorsement, assignment or other instrument of conveyance or transfer with respect to the Collateral; or

          (v) (A) direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to the Collateral Trustee or as the Collateral Trustee shall direct, (B) ask or demand for, collect, and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) sign and indorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice and other document in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral, (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral, (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Trustee may deem appropriate, (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains) throughout the world for such term or terms, on such conditions, and in such manner as the Collateral Trustee shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though the Collateral Trustee were the absolute owner thereof for all purposes, and do, at the Collateral Trustee's option and such Grantor's expense, at any time, or from time to time, all acts and things that the Collateral Trustee deems necessary to protect, preserve or realize upon the Collateral and the Collateral Trustee's and the other Secured Parties' security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this clause Section 6.1 to the contrary notwithstanding, the Collateral Trustee agrees that it shall not exercise any right under the power of attorney provided for in this clause Section 6.1 unless an Event of Default shall be continuing and unless permitted to do so under the Intercreditor Agreement.

          (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Trustee, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

          (c) The expenses of the Collateral Trustee incurred in connection with actions undertaken as provided in this Section 6.1 , together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due amounts under the Securities and the Indenture, from the date of payment by the Collateral Trustee to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Trustee on demand.

          (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

          Section 6.2 Duty of Collateral Trustee

          The Collateral Trustee's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Collateral Trustee deals with similar property for its own account. Neither the Collateral Trustee, any other Secured Party, nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to any Collateral. The powers conferred on the Collateral Trustee hereunder are solely to protect the Collateral Trustee's and the Secured Parties' respective interests in the Collateral and shall not impose any duty upon the Collateral Trustee, or any other Secured Party to exercise any such powers. The Collateral Trustee and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

          Section 6.3 Execution of Financing Statements

          Each Grantor authorizes the Collateral Trustee and each of its Affiliates, counsel and other representatives, at any time and from time to time until Discharge of Noteholder Claims, to file or record financing statements, amendments to financing statements, and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Trustee reasonably determines appropriate to perfect the security interests of the Collateral Trustee under this Agreement, and such financing statements and amendments may described the Collateral covered thereby as "all assets of the debtor", "all personal property of the debtor" or words of similar effect. Each Grantor hereby also authorizes the Collateral Trustee and each of its Affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

          Section 6.4 Authority of Collateral Trustee

          Each Grantor acknowledges that the rights and responsibilities of the Collateral Trustee under this Agreement with respect to any action taken by the Collateral Trustee or the exercise or non-exercise by the Collateral Trustee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, (i) as between the Collateral Trustee and the other Secured Parties, be governed by the Collateral Agency Agreement and by such other agreements with respect thereto as may exist from time to time among them, and (ii) as between the Collateral Trustee, the Secured Parties, the Senior Agent and the other Senior Secured Parties, be governed by the Intercreditor Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Trustee and the Grantors, the Collateral Trustee shall be conclusively presumed to be acting as agent for itself and the other Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

                                  ARTICLE VII

                                  MISCELLANEOUS

          Section 7.1 Amendments in Writing

          None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 513 (Waiver of Past Defaults) and Article Eight (Supplemental Indentures) of the Indenture and Section 5.3 (Amendment to Holder Documents) of the Intercreditor Agreement; provided, however, that annexes to this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through Pledge Amendments and Joinder Agreements, in substantially the form of Annex 3 (Form of Pledge Amendment) and Annex 4 (Form of Joinder Agreement) respectively, in each case duly executed by the Collateral Trustee and each Grantor directly affected thereby.

          Section 7.2 Notices

          All notices, requests and demands (i) to or upon the Collateral Trustee shall be effected if made, given, furnished or held in writing to or with the Collateral Trustee at its office at: Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Jim McGinley and (ii) to or upon any Grantor shall be addressed care of the Company at the Company's notice address set forth in Section 105 (Notices, Etc. to Indenture Trustee, Company) of the Indenture.

          Section 7.3 No Waiver by Course of Conduct; Cumulative Remedies

          Neither the Collateral Trustee nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 7.1 (Amendments in Writing)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Trustee any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Trustee or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Trustee or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

          Section 7.4 Successors and Assigns

          This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Trustee, each other Secured Party and their successors and assigns; provided, however, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Trustee.

          Section 7.5 Counterparts


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

          This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by telecopy shall be effective as delivery of a manually executed counterpart.

          Section 7.6 Severability

          Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          Section 7.7 Section Headings

          The Article and Section titles contained in this Agreement are, and shall be, without substantive meaning or content of any kind whatsoever and are not part of the agreement of the parties hereto.

          Section 7.8 Entire Agreement

          (a) This Agreement together with the other Loan Documents and the Intercreditor Agreement represents the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereto concerning the Secured Obligations.

          (b) In the event of any conflict between the provisions of this Agreement and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall govern.

          Section 7.9 Governing Law

          This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

          Section 7.10 Additional Grantors

          If, pursuant to Section 1013 (Additional Personal Property Collateral and Guarantees) of the Indenture, the Company shall be required to cause any Subsidiary that is not a Grantor to become a Grantor hereunder, such Subsidiary shall execute and deliver to the Collateral Trustee a Joinder Agreement substantially in the form of Annex 4 (Form of Joinder Agreement) and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto on the Effective Date.

          Section 7.11 Release of Collateral

          (a) Upon Discharge of Noteholder Claims the Collateral shall be released from the Lien granted to the Collateral Trustee for the benefit of the Secured Parties created hereby and to the extent that this Agreement relates to such Lien, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Trustee and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and, subject to the obligations of the Collateral Trustee under the Intercreditor Agreement, all rights to the Collateral shall revert to the Grantors. Subject to the obligations of the Collateral Trustee under the Intercreditor Agreement, at the request and sole expense of any Grantor following any such termination, the Collateral Trustee shall deliver to such Grantor any Collateral of such Grantor held by the Collateral Trustee hereunder and execute and deliver to such Grantor, at the sole expense of the Company, such documents as such Grantor shall reasonably request to evidence such termination.

          (b) If the Collateral Trustee shall be required pursuant to Section
5.1 (Code and Other Remedies) of the Intercreditor Agreement to release any Lien created hereby upon any Collateral (including any Collateral sold or disposed of by any Grantor in a transaction permitted by the Senior Credit Agreement), such Collateral shall be released from the Lien created hereby to the extent provided under, and subject to the terms and conditions set forth in Section 5.1 (Code and Other Remedies) of the Intercreditor Agreement. In connection therewith but subject to the terms of the Intercreditor Agreement, the Collateral Trustee, at the request and sole expense of the Grantors, shall execute and deliver to the Company, all releases or other documents reasonably necessary or desirable for the release of the Lien created hereby on such Collateral.

          (c) At the request and sole expense of the Grantors, a Grantor shall be released from its obligations hereunder in the event that all the capital stock of such Grantor shall be so sold or disposed; provided, however, that the Company shall have delivered to the Collateral Trustee, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Company in form and substance satisfactory to the Collateral Trustee stating that such transaction is in compliance with the Loan Documents.

          Section 7.12 Reinstatement

          Each Grantor further agrees that, if any payment made by any Grantor or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by any Secured Party to such Grantor, its estate, trustee, receiver or any other party, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.

                            [SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, each of the undersigned has caused this Pledge and Security Agreement to be duly executed and delivered as of the date first above written.

                                                WARNACO INC.,
                                                as Grantor


                                                By: /s/ James P. Fogarty
                                                    ----------------------------
                                                    Name: James P. Fogarty
                                                    Title:


                                                THE WARNACO GROUP, INC.,
                                                as Grantor


                                                By: /s/ James P. Fogarty
                                                    ----------------------------
                                                    Name: James P. Fogarty
                                                    Title:

                                                184 Benton Street Inc.
                                                A.B.S. Clothing Collection, Inc.
                                                Abbeville Manufacturing Company
                                                Authentic Fitness Corporation
                                                Authentic Fitness On-Line, Inc.
                                                Authentic Fitness Products Inc.
                                                Authentic Fitness Retail Inc.
                                                CCC Acquisition Corp.
                                                C.F. Hathaway Company
                                                Calvin Klein Jeanswear Company
                                                CKJ Holdings, Inc.
                                                CKJ Sourcing, Inc.
                                                Designer Holdings Ltd.
                                                Gregory Street, Inc.
                                                Jeanswear Holdings, Inc.
                                                Kai Jay Manufacturing Company
                                                Outlet Holdings, Inc.
                                                Outlet Stores, Inc.
                                                Rio Sportswear, Inc.
                                                Ubertech Products, Inc.
                                                Warnaco Men's Sportswear Inc.
                                                Warnaco Puerto Rico, Inc.
                                                Warnaco Sourcing Inc.
                                                Warner's De Costa Rica Inc.

                                                as Grantor

                                               By: /s/ James P. Fogarty
                                                   ----------------------------
                                                   Name:  James P. Fogarty
                                                   Title:


                                               MYRTLE AVENUE, INC.,
                                               as Grantor


                                               By: /s/ James P. Fogarty
                                                   ----------------------------
                                                   Name:  James P. Fogarty
                                                   Title:


                                               PENHALIGON'S BY REQUEST, INC.,
                                               as Grantor


                                               By: /s/ James P. Fogarty
                                                   -----------------------------
                                                   Name:  James P. Fogarty
                                                   Title:


                                               WARNACO U.S. INC.,
                                               as Grantor


                                               By: /s/ James P. Fogarty
                                                   ----------------------------
                                                   Name:  James P. Fogarty
                                                   Title:


                                               WARNACO INTERNATIONAL LLC,
                                               as Grantor


                                               By: /s/ Stanley P. Silverstein
                                                   ----------------------------
                                                   Name:  Stanley P. Silverstein
                                                   Title:

ACCEPTED AND AGREED
as of the date first above written:

WILMINGTON TRUST COMPANY
as Collateral Trustee


By: /s/ James J. McGinley
    -----------------------------
    Name:  James J. McGinley
    Title: Authorized Signer